EXHIBIT 99.1

Green Mountain Power Reports Second Quarter Earnings

COLCHESTER, VT . . . Green Mountain Power Corporation (NYSE: GMP) today announced consolidated earnings of $0.45 per share of common stock, diluted, for the second quarter of 2005, compared with $0.34 per share, diluted, for the same period in 2004. Earnings for the first six months of 2005 are $1.02 per share, diluted, compared with $1.06 per share, diluted, for the same period in 2004.

“We are pleased with operating results for the second quarter, which reflect lower power supply costs and increased sales to residential and small commercial and industrial customers,” said Christopher L. Dutton, President and Chief Executive Officer. “We continue to expect earnings for the year to range between $2.08 and $2.19 per share."

Total operating revenues were essentially unchanged while power supply expenses decreased by $2.6 million in the second quarter of 2005, compared with the same period last year. The increased margins (operating revenues less cost of power) caused second quarter 2005 earnings per share to increase by approximately 30 cents, including the effects of an adjustment to operating reserves. Increased deliveries of lower priced energy under power supply contracts, lower power supply contract unit prices and higher retail sales of electricity all contributed to greater margins on the sale of electricity during the second quarter of 2005.

Retail operating revenues for the second quarter of 2005 rose by $1.9 million over the comparable 2004 period, reflecting increased sales of electricity. Total retail megawatthour sales of electricity increased 1.6 percent in the second quarter of 2005, compared with the same period in 2004, primarily as a result of increases in residential and small commercial and industrial sales of 3.7 percent and 3.2 percent, respectively. These increases were partially offset by a 1.7 percent decrease in sales to large commercial and industrial customers during the second quarter of 2005. The retail sales growth was principally due to warmer weather in June 2005 and an increase in the number of customers served. Increased revenues in the second quarter of 2005 from the sale of utility services to commercial and municipal customers also contributed approximately $500,000 to retail revenue growth, when compared to the same period last year.

Wholesale revenues in the second quarter of 2005 decreased by $1.8 million compared with the second quarter of 2004. Wholesale purchases of electricity declined by a similar amount. The Company does not expect the decline in these low-margin wholesale sales to adversely affect the Company’s earnings in 2005.

In the second quarter of 2005, power supply expenses decreased $2.6 million compared with the same quarter of 2004, primarily due to a $1.8 million decrease in purchases of electricity for resale, increased deliveries of lower priced energy under one of our power supply contracts and lower unit prices under our contract to purchase energy from the Vermont Yankee nuclear power plant, offset in part by higher expenses to meet increased customer demand for electricity.

Other operating expenses increased by $596,000, or seven cents per share, in the second quarter of 2005, compared with the same quarter in 2004, reflecting increased expenses from the sale of utility services to commercial and municipal customers and increased regulatory commission expenses.

Transmission expenses increased by approximately $430,000, reducing earnings per share by five cents in the second quarter of 2005 compared with the same period last year, reflecting an increase in charges allocated for system support in New England by the ISO New England, and additional transmission investment by VELCO, which owns and operates transmission systems in Vermont for all Vermont utilities.

Depreciation and amortization expenses increased by approximately $270,000 or three cents per share in the second quarter of 2005 as a result of increased investment in utility plant and increased amortization of regulatory assets, when compared with the same period during 2004. Other income decreased by approximately $239,000 or three cents per share in the second quarter of 2005, compared with the same period last year, reflecting sales of non-utility property in 2004.

“We’re very pleased with our present outlook. We maintain investment grade credit ratings, our cash flow and earnings projections for 2005 are solid, and most importantly, customer satisfaction measurements remain strong,” said Mr. Dutton. “All of these factors should allow us to increase dividends in 2006, as we have during each of the past several years.”

Green Mountain Power Corporation	Quarterly Earnings Summary
in thousands except per share amounts	Three Months Ended		Six months ended
	June 30		June 30
	2005	2004	2005	2004
Retail revenues	$50,870	$49,008	$105,291	$103,613
Wholesale revenues	4,018	5,860	7,846	14,778
Total operating revenues	$54,888	$54,868	$113,137	$118,391
Net income	$2,381	$1,782	$5,361	$5,515
Net income applicable to common stock	2,381	1,782	5,361	5,515
Net income-continuing operations	2,384	1,783	5,367	5,522
Net income(loss)-discontinued operations	(3)	(1)	(6)	(7)

Basic earnings per share-continuing operations	$0.46	$0.35	$1.04	$1.09
Basic earnings(loss) per share-discontinued operations	-	-	-	-
Basic earnings per Common share	$0.46	$0.35	$1.04	$1.09
Diluted earnings per share-continuing operations	$0.45	$0.34	$1.02	$1.06
Diluted earnings(loss) per share-discontinued operations	-	-	-	-
Fully diluted earnings per common share	$0.45	$0.34	$1.02	$1.06
Dividends declared per share	$0.25	$0.22	$0.50	$0.44
Weighted average shares of common stock outstanding-Basic	5,186	5,072	5,173	5,058
Weighted average shares of common stock outstanding-Diluted	5,271	5,228	5,261	5,219

There are statements in this information release that contain projections or estimates and that are considered to be "forward-looking" as defined by the Securities and Exchange Commission (the "SEC"). In these statements, you may find words such as believes, expects, plans, or similar words. These statements are not guarantees of our future performance. There are risks, uncertainties and other factors that could cause actual results to be different from those projected.

For further information, please contact Robert Griffin, Chief Financial Officer of Green Mountain Power, (802) 655-8452 or Stephen C. Terry, Sr. Vice President - Corporate & Legal Affairs, (802) 655-8408.